Exhibit 99.1
Rattler Midstream LP, A Subsidiary of Diamondback Energy, Inc., Announces Closing of Reliance Gathering Acquisition

Midland, TX (November 12, 2019) - Rattler Midstream LP (Nasdaq: RTLR) ("Rattler"), a subsidiary of Diamondback Energy, Inc. (Nasdaq: FANG) ("Diamondback"), announced today the closing of the previously announced acquisition of Reliance Gathering, LLC (“Reliance Gathering”) by its newly-formed joint venture with Oryx Midstream (“Oryx”), a portfolio company of Stonepeak Infrastructure Partners, for approximately $356 million in cash, subject to post-closing purchase price adjustments. Rattler owns 60% of the joint venture and funded its portion of the acquisition price with cash on hand and borrowings under its revolving credit facility.

About Rattler Midstream LP
Rattler Midstream LP is a growth-oriented Delaware limited partnership formed in July 2018 by Diamondback Energy, Inc. to own, operate, develop and acquire midstream infrastructure assets in the Midland and Delaware Basins of the Permian Basin. Rattler provides crude oil, natural gas and water-related midstream services (including fresh water sourcing and transportation and saltwater gathering and disposal) to Diamondback under long-term, fixed-fee contracts. For more information, please visit www.rattlermidstream.com.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

About Oryx Midstream
Midland-based Oryx Midstream is the largest privately-held midstream crude operator in the Permian Basin. The company owns and operates a crude oil gathering and transportation system underpinned by over one million and two hundred thousand acres under long-term dedications from approximately 30 customers. The system’s 2.1 million barrels of storage and approximately 1,300 miles of in-service pipeline span ten counties in Texas and two in New Mexico. Led by an experienced team with more than 200 years of experience in the oil and gas industry, Oryx is dedicated to providing producers with solutions and flexibility through a full suite of midstream services. For more information, please visit www.oryxmidstream.com.

About Stonepeak Infrastructure Partners
Stonepeak Infrastructure Partners is an infrastructure-focused private equity firm with over $16 billion of assets under management and with offices in in Houston, New York, and Austin. Stonepeak invests in long-lived, hard-asset businesses and projects that provide essential services to customers, and seeks to actively partner with high-quality management teams, facilitate operational improvements, and provide capital for growth initiatives. For more information, please visit www.stonepeakpartners.com

Forward-Looking Statements
This press release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "anticipate," "if," "will" and "expect" and involve risks and uncertainties including, among others, that Rattler's business plans may change as circumstances warrant. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Rattler's prospectus and SEC filings and Diamondback’s SEC filings, including its Forms 10-K, 10-Q and 8-K. Each of Rattler and Diamondback undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Investor Contact:
Adam Lawlis
+1 432.221.7467
IR@rattlermidstream.com